As filed with the Securities and Exchange Commission on December 23, 1998.

                                                         Registration No. ______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                      PARADISE MUSIC & ENTERTAINMENT, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                       13-3906452
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                               53 West 23rd Street
                               New York, NY 10010
                                 (212) 590-2100

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Philip G. Nappo, III, Chief Financial Officer
                      Paradise Music & Entertainment, Inc.
                        53 West 23rd Street - 11th Floor
                               New York, NY 10010
                                 (212) 590-2100

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                            Walter M . Epstein, Esq.
                               Davis & Gilbert LLP
                                  1740 Broadway
                            New York, New York 10019
                                 (212) 468-4911

                             -----------------------

Approximate date of commencement of proposed sale to the public: On such date as the selling stockholders shall elect to commence sales to the public following the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                             CALCULATION OF REGISTRATION FEE

=========================================================================================
                                            Proposed
                             Amount to       maximum      Proposed maximum    Amount of
Title of each class of           be       offering price      aggregate      registration
securities to be registered  registered    per share(1)    offering price        fee
-----------------------------------------------------------------------------------------
  Common Stock, par value    2,628,205
      $.01 per share           shares         $1.77          $4,651,923         $1,375
=========================================================================================

(1) Based on the average of the high and low sale prices of the Common Stock reported on the Nasdaq SmallCap Market on December 18, 1998 of $1.77 per share, solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                           Subject to Completion
                                                         Dated December 23, 1998

Prospectus

                      Paradise Music & Entertainment, Inc.
                                  Common Stock
                                2,628,205 Shares

      The offering is being made only for the benefit of the selling stockholders. They may elect from time to time to sell their shares but are not required to do so. We will not receive any of the sale proceeds. We are paying all the expenses of the offering.

      Our shares currently trade on the Nasdaq Small Cap Market (SM) and on the Boston Stock Exchange. However, we were recently advised by Nasdaq that they want to delist us. See "Risk Factors." On December 18, 1998 the last sale price on NASDAQ was $1.625 per share. (Trading Symbols: Nasdaq Small Cap Market - PDSE; Boston Stock Exchange - PMU)

      Investing in the Company involves a high degree of risk. You should purchase shares only if you can afford a complete loss. You should carefully read and review this prospectus including the "Risk Factors" beginning on page 7 before deciding whether to buy shares in this Offering.

The Securities and Exchange Commission has not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                     Prospectus dated December 23, 1998.

                     WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement which includes this prospectus covering this offering with the Securities and Exchange Commission ("SEC"). This prospectus does not contain all the information included in the registration statement. You can request a copy of the registration statement and the exhibits from us to get a more complete description of our Company and this offering. We have provided our address, telephone number and e-mail address in the next section "Incorporation of Certain Information by Reference" if you wish to obtain free copies of the registration statement and exhibits.

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington D.C., New York, New York and Chicago, Illinois. You can also request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http\\www.sec.gov. The registration statement, of which this prospectus forms a part, including all exhibits, has been filed in electronic form with the SEC through EDGAR.

                 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.

      We incorporate by reference the following documents filed by us with the
SEC:

      o Our Annual Report on Form 10-KSB for the year ended June 30, 1998 filed with the SEC on October 8, 1998;

      o Our Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998 filed with the SEC on November 20, 1998;

      o All other reports and other documents filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") since September 30, 1998;

      o Our registration statement on Form 8-A filed on January 9, 1997 and declared effective on January 22, 1997 registering the Common Stock under
Section 12(b) of the Exchange Act; and

      o All documents and reports subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities which may be offered hereby have been sold or which deregisters all securities then remaining unsold.

      At your request, we will provide you, without charge, with a copy of any information incorporated by reference in this prospectus. If you want more information, write or call us at:

                         Paradise Music & Entertainment
                               53 West 23rd Street
                             New York, New York 1010
                                 (212) 590-2100
                           Attn: Philip G. Nappo, III

In addition, the Company's information may be obtained electronically from our web site at http://www.paradiseme.com or by submitting a request via email to pgn3@paradiseme.com.

      You may also obtain information from the SEC as described in "Where You Can Find More Information."

                               PROSPECTUS SUMMARY

      We have provided you with a summary of important information on our business. You should read all the information in this prospectus for a more complete understanding. Some of the information has been incorporated from our SEC filings. You can obtain copies of this incorporated information from us without charge as described beginning on page 2. Please be sure to read "Risk Factors" beginning on page 7 for a description of the high risk involved in acquiring our shares.

                                  THE COMPANY

Principal Executive      Paradise Music & Entertainment, Inc.
Offices:                 53 West 23rd Street
                         New York, NY 10010
                         (212) 590-2100

Our Business:            We engage in various music related businesses,
                         including:

                         o Production of music videos and music specials for television and cable through Picture Vision, Inc.
                         o Music artist management through All Access Entertainment, Inc.
                         o Production of original scores for television, radio and advertising through Rave Music, Inc.
                         o Production and commercial release of recorded music through PUSH Records, Inc.

                         Here are highlights of each business.

                                  PICTURE VISION

                         Picture Vision produces:
                         o  Music videos used to promote music artists
                         o Music specials for television and cable featuring music artists. Recent productions include Janet Jackson's "Velvet Rope Concert" and Garth Brooks' "Live From Central Park Concert" for HBO.
                         These services are provided on a fixed budget basis with profitability dependent on estimating and managing budget costs. Picture Vision has produced music videos and specials for many well-known artists and has received numerous industry awards for its work.

                                  ALL ACCESS

                         All Access provides a full range of management services to music artists. The number of artists represented by All Access is limited and consists of both well-known artists such as Daryl Hall and John Oates and developing artists such as Sheppard (with Mosh Productions, an affiliate of Sony Music), Kim Sozzi, a Columbia Records recording artist, and FAT, a DV8 Records recording artist. All Access receives its fees as a fixed percentage of artist revenues. The fee percentage charged varies based on an artist's prior commercial success.

                                  RAVE

                         Rave creates for use on television, radio and film:
                         o Original music scores, for the television shows Pokemon, Mr. Men and Little Miss.
                         o Advertising themes for clients such as Downy Fabric Softener, Pringles, JIF Peanut Butter and Dominos Pizza.

                         Rave produces original music at its in-house studios and uses independent musicians, singers and engineers to produce final soundtracks. A substantial portion of Rave's revenues are generated from television commercials. Rave retains the future property rights to its musical compositions.

                                  PUSH

                         PUSH is a start-up record label launched by the Company in early 1997. PUSH has the exclusive rights to records by established artists such as Daryl Hall and John Oates, Daryl Hall, Blessid Union of Souls, and by new and emerging artists such as Luxx and kidneythieves. Push has released three recordings to date through BMG Music, a major distribution company.

                         Push has also negotiated joint ventures to share in the distribution, marketing and promotion of various jazz recordings by artists such as Paul Hardcastle, Jazzmasters and others in exchange for a negotiated percentage of every record sold.

Our Concept of           We offer a broader range of services than most
Combined Services;       independent music companies.  This combination of
Expansion:               services has been structured to foster synergies
                         between the operating companies, more efficient business operations, lower costs and greater convenience to customers. In addition, we intend to expand through acquisitions in related businesses, if sufficient capital can be raised to fund the acquisition program.

Our History Involves     The Company was incorporated in Delaware in July
Substantial Losses:      1996 and commenced operations in October 1996. We
                         originally combined the operations of three established companies (Rave, Picture Vision and All Access) in establishing the Company. Following our public offering in 1997, we launched PUSH, our record label. We have not yet become profitable on a combined basis and cannot assure you that we will become profitable. In the meantime, we have expended substantial capital to, among other things, cover our operating losses.

Recent Developments:     On December 11, 1998, investors represented by The
                         Cassandra Group, Inc., a registered investment advisor
                         ("Cassandra"), purchased 500,000 shares of Common
                         Stock at a price of $1 per share or $500,000 in the aggregate and on December 15, 1998 additional investors represented by Cassandra purchased an aggregate of 1,500,00 shares of Common Stock at a purchase price of $1 per share or $1,500,000 in the aggregate. The Company received the first payment of $500,000 on December 11, 1998 and an additional
                         $100,000 on or about December 23, 1998. The payment for the remaining 1,400,000 shares is due on the effective date of this prospectus. See "Selling
                         Stockholders." The purchase price was higher than the market price on NASDAQ and the book value on the date of payment or date of irrevocable commitment.

                         We agreed with the Cassandra investors to file a registration statement on Form S-3 registering for resale the 2,000,000 shares promptly following the initial funding of $500,000. We are required to have the registration statement declared effective by the SEC no later than the 90th day after its filing with the SEC or the investors have the right to put back to the Company at a price of $1.00 per share the 600,000 shares purchased and the sale of the remaining 1,400,000 shares could be voided. We also granted Cassandra the right to designate three directors to sit on our nine member Board. No directors have been appointed yet.

                         We raised an additional $100,000 through the sale of 100,000 shares to an unaffiliated investor. In addition, certain trade vendors and professionals agreed to convert $528,205 owed to them for 528,205 shares, the same price paid by the other investors. We also agreed to register these shares for resale in this S-3.

                                  THE OFFERING

Securities Offered:      2,628,205 shares. The shares are being offered by the
                         selling stockholders. See "Plan of Distribution."

Shares Outstanding:      There were 2,407,200 shares issued and outstanding
                         prior to the share issuances described in "Recent
                         Developments" (the "Investment"). Pursuant to the
                         Investment, a total of 2,628,205 shares have been issued. Accordingly, there are 5,035,405 shares issued and outstanding as of the date hereof (excluding shares which can be purchased under existing warrants and options).

Estimated Offering       $35,000.
Expenses:

Risk Factors:            Investing in our shares is very risky. Investors
                         should be able to bear the complete loss of their investment.

Use of Proceeds:         The proceeds of this offering will be paid to the
                         selling stockholders. None of the proceeds will be paid to the Company. See "Use of Proceeds."

Trading Symbols:         Nasdaq SCM            BSE
                         ----------            ---

        Common Stock      PDSE                 PMU

        Warrants          PDSEW                PMUW

                Special Note Regarding Forward-looking Statements

      Some of the statements contained in this prospectus, including information incorporated by reference, discuss future expectations, contain projections of future results of operations or financial condition or state other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions.

      Important factors that may cause actual results to differ from projections include, for example:

      o the relative success or failure of our efforts to implement our business plans;

      o our ability to raise sufficient capital to fully implement our business plans, including the release and promotion of new albums on our record label;

      o our ability to provide music related services which appeal to the current trends in the music industry;

      o  our ability to attract quality music artists and professionals;

      o our ability to negotiate and maintain favorable distribution arrangements for our record label;

      o  the effect of changing economic conditions;

      o  changes in government regulations, tax rates and similar matters;

      o  our ability to attract and retain quality employees; and

      o other risks which may be described in our future filings with the SEC. We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

                                  RISK FACTORS

      Investing in our shares is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, among others, before making an investment decision.

Our Shares may be removed from   Our tangible net asset value as of September
Nasdaq SmallCap.                 30, 1998 was below the required Nasdaq SmallCap
                                 requirements. On November 3, 1998, Nasdaq notified us that they wanted to delist our shares on November 10, 1998. Prior to November
                                 10, 1998, we requested an oral hearing which is scheduled for January 8, 1999. On December 15,
                                 1998 we submitted a written business plan in support of our request to continue to be listed on Nasdaq. We cannot be sure that our plan will be acceptable to Nasdaq or what the outcome will be at the oral hearing. If our shares are delisted, the price of the shares would be harmed.

We have been experiencing        The Company has for some time been experiencing
substantial cash shortages.      a cash shortage. Because of this cash shortage,
                                 there have been delays in making timely
                                 payments which have hurt our relationship with some of our suppliers. In addition, our landlord has recovered certain rent concessions that were previously granted based on our payment delays.

We will need to raise more       We have for some time been actively seeking
money in the future.             additional financing for our business. We have
                                 recently raised $2,100,000 in cash as described above and an additional $528,205 in debt conversions also as described above. To date
                                 $700,000 has been paid in cash, all of the debt conversions have taken place and the balance of $1,400,000 in cash investments will be paid promptly following the date of this Prospectus.
                                 More funds will have to be obtained in order to support our business plans. If we cannot get more funds, we will have to curtail some of our plans. We cannot assure you that we can obtain more capital. We also don't know if the terms requested by future financing sources will be acceptable to us.

We are a recently combined       While our operating companies other than the
business which has               record label have been individually in business
experienced substantial          for many years, we have only operated together
losses since the                 since October 1996. We have not yet operated
combination.                     the combined business on a profitable basis. We
                                 cannot assure you when, if ever, the combined business will be profitable.

PUSH Records is a high risk      Although large amounts of money have been
business which has never been    invested in PUSH it has never been profitable.
profitable.                      PUSH must generate revenues from successful
                                 releases which are sufficient to overcome any losses from unsuccessful releases. PUSH must also put out enough releases to support its overhead and marketing activities. We have no assurance that PUSH will achieve profitability.

                                 PUSH's records are distributed through BMG
                                 Music, one of the five largest music
                                 distribution companies in the world. PUSH has not met the sales levels required under its distribution agreement with BMG. While BMG has orally agreed not to terminate the distribution agreement at this time, BMG could decide to terminate at any time in the future. BMG's termination would significantly harm the PUSH business.

We depend on our Senior          Our business depends on the skill, creativity
Management and Key Employees.    and business relationships of our employees and
                                 particularly our senior management. The loss of members of our senior management, including
                                 John Loeffler, Jon Small, Brian Doyle, Philip
                                 G. Nappo III and Richard Flynn would be harmful to us.

We are dependent on the          Our artist management business and our record
success of independent artists   label business have relationships with a
with whom we have                limited number of artists. It is difficult to
relationships.                   secure these relationships. Once they have been
                                 secured we depend on the success of these artists, which success cannot be predicted, in order to realize revenues.

Our acquisition program has      Our acquisition program has yet to be
yet to be successful.            successful. It will be difficult to fund and
                                 finance acquisitions unless we raise more money and our stock price rises. Even if we complete acquisitions, we cannot be sure that these acquisitions will benefit our operations.

Competition is intense in all    Our record business competes with numerous
our businesses.                  other independent record labels, many of whom
                                 have greater financial resources than us. In addition, there are six major companies with which our record label cannot compete directly due to the substantial financial resources and talent pool of their companies.

                                 Our artist management, video production and original score/production businesses also compete with numerous other similar businesses, many of whom have greater financial resources than us.

We are dependent on some large   One advertising agency/client generated
customers.                       $303,000 and $361,000 of commercial music
                                 production revenues for the years ended June
                                 30, 1998 and June 30, 1997, respectively.

                                 Two music artists produced $750,000 and
                                 $675,000 of music artist management revenues for the years ended June 30, 1998 and June 30, 1997, respectively.

                                 Video production for two music artists in 1998 and one music artist in 1997 generated approximately $7,402,000 and $1,867,000, of video production revenues for the years ended June 30, 1998 and June 30, 1997, respectively.

                                 The loss of a large customer or the loss of a significant production would hurt our businesses.

No dividends have been paid.     We have never declared or paid a cash dividend
                                 and we do not expect to have available cash with which to pay cash dividends in the foreseeable future.

A large block of shares can be   Owners of a large block of shares which were
sold under Rule 144.             previously restricted can be sold under Rule
                                 144. The sale of a large number of these shares could lower the price of our shares or make it harder to attract new investors.

                                 Additionally, the Company has granted warrants and options to certain directors, officers, employees and consultants of the Company to purchase an aggregate of 329,000 shares of Common Stock.

We must deal with Year 2000      We have conducted a review of our computer
Compliance Issues.               systems to identify the "Year 2000" problem.
                                 The year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major systems failure or miscalculations. We believe that our computer systems and software products are fully year 2000 compatible.
                                 However, computer systems or software products of our suppliers or customers may not accept input of, store, manipulate and output dates in the year 2000 or thereafter without error or interruption. We have retained a consultant to help us with compliance.

                                 USE OF PROCEEDS

      All of the shares which may be sold pursuant to this prospectus will be sold from time to time by the selling stockholders for their own accounts or by pledgees, donees, transferees or other successors in interest thereof. The Company will receive no proceeds from any such sales of shares.

                              SELLING STOCKHOLDERS

      The following table sets forth the number of shares of Common Stock beneficially owned by each of the selling stockholders as of December 18, 1998, the number of shares owned by them covered by this prospectus and the amount and percentage of shares to be owned by each selling stockholder after the sale of all of the shares offered by this prospectus. The number of shares indicated includes the number of shares of Common Stock issuable upon exercise of currently exercisable options and convertible debentures. The list of selling stockholders includes Thomas J. Edelman, Paul Thomas Cohen, directors of the Company, John Loeffler, Brian Doyle and Richard Flynn, directors and officers of the Company, and Philip G. Nappo, III, an officer of the Company, each of whom received their shares covered by this prospectus in exchange for amounts owed to them. The selling stockholders also includes the law firm of Davis & Gilbert LLP, counsel to the Company, who received its shares covered by this prospectus in exchange for corporate legal services rendered to the Company. Except for Messrs. Edelman, Cohen, Nappo, Loeffler, Doyle and Flynn and for other employees marked with an "E" and trade vendors marked with a "V", none of the selling shareholders has had any position, office or other material relationship with the Company within the past three years other than as a result of the ownership of the shares or other securities of the Company. The information included below is based on information provided by the selling shareholders. Because the selling stockholders may offer some or all of their shares, no definitive estimate as to the number of shares that will be held by the selling stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of Common Stock offered hereby will be sold.

                                                     Shares        Percentage
                          Shares of                   Owned         of Shares
                        Beneficially     Shares       After         Owned After
Name                        Owned        Offered    Offering(1)   Offering(1)(2)
----                        -----        -------    --------      --------------
Big City                     8,000         8,000        0             0
 Entertainment, Inc.-V
Lawrence Bortoluzzi -E       8,500         8,500        0             0
Pamela Butler-E              1,000         1,000        0             0
Daniel Caldwell-E           12,500        12,500        0             0
P. Thomas Cohen(3)          45,489        23,960      21,529          *
Davis & Gilbert LLP-V       98,129        88,129      10,000          *
Brian Doyle                189,250        43,750     145,500         2.88
Thomas J. Edelman(4)        97,279        60,000      37,279          *
Richard Flynn              189,250        43,750     145,500         2.88
Jennifer J.                  3,000         3,000        0             0
 Haagen-Islami-E
Michael Jeon-E               1,000         1,000        0             0
Jacqueline Kotler-E          2,000         2,000        0             0
John Loeffler(5)           349,451        27,084     322,367         6.40
John Loeffler Music         18,600        15,000       3,600          *
 Pension Plan Inc. (5)
Jonathan Love-E              2,000         2,000        0             0
Philip G. Nappo             96,882        88,852       8,000          *
Joseph Parker-V              2,000         2,000        0             0
Michael Rodriguez-E         15,000        15,000        0             0
April Taylor-E               1,650         1,650        0             0
Tiffany Towers-E             6,000         6,000        0             0
Robert Burke               100,000       100,000        0             0
Jesse Dylan                100,000       100,000        0             0
Akiva Goldsman              75,000        75,000        0             0
David Kuhn                  25,000        25,000        0             0
Richard and Ann La         100,000       100,000        0             0
 Gravenese
Stacey Shor                100,000       100,000        0             0
Margery Simkin             100,000       100,000        0             0
Benjamin Affleck            75,000        75,000        0             0
Allegra Productions         10,000        10,000        0             0
Trey Anasissio              70,000        70,000        0             0
Henry Bamberger             10,000        10,000        0             0
Soledad Bastiancich         10,000        10,000        0             0
Steve/Janet                 10,000        10,000        0             0
 Bergman/Surrey
Marianne Boesky             20,000        20,000        0             0
Broadcast Data              10,000        10,000        0             0
 Systems, LP-V
Cecil Trust                 75,000        75,000        0             0
Cornerstone Promotion,      10,000        10,000        0             0
 Inc.-V
Dan Cortese                 20,000        20,000        0             0
Dan Cortese Trust           20,000        20,000        0             0
Claudio Curzi               20,000        20,000        0             0
Matthew P. Damon            75,000        75,000        0             0
Benicio Del Toro            10,000        10,000        0             0
Dennis Gassner &            10,000        10,000        0             0
 Associates, PR-SH
Cameron & Billie Diaz       20,000        20,000        0             0
Arthur Dielhenn             20,000        20,000        0             0
Dielhenne Productions       20,000        20,000        0             0
 Profit

  Sharing
Dionysian Productions,      20,000        20,000        0             0
 Inc.
Gabe Doppelt                10,000        10,000        0             0
Jay Faires                  75,000        75,000        0             0
Alan Finkelstein            15,000        15,000        0             0
 and Jay Finkelstein
Jonathan Fishman            20,000        20,000        0             0
Morgan Freeman              20,000        20,000        0             0
Brian Gibson                30,000        30,000        0             0
Mike Gordon                 30,000        30,000        0             0
Lara Harris                 75,000        75,000        0             0
Lauren Holly                75,000        75,000        0             0
Hopalong Company, Inc.      10,000        10,000        0             0
Ted Hope                    10,000        10,000        0             0
James Yoahinobe Ina         30,000        30,000        0             0
Craig Kanarick              75,000        75,000        0             0
Kathy Sue Enterprises       10,000        10,000        0             0
Michelle Kydd               30,000        30,000        0             0
Law offices of Glinert       3,000         3,000        0             0
 & Chidekel-V
Victoria Leacock            10,000        10,000        0             0
David Looner                10,000        10,000        0             0
Amir Malin                  10,000        10,000        0             0
Margaret Martin             10,000        10,000        0             0
Menchel Family Trust        75,000        75,000        0             0
Amy Ness                    25,000        25,000        0             0
Diarmuid Quinn              10,000        10,000        0             0
Tim Roth                    20,000        20,000        0             0
David Salle                 20,000        20,000        0             0
David Salle PR-SH           10,000        10,000        0             0
September Productions,      20,000        20,000        0             0
 Inc. PR- SH
Sheldon Kahn                20,000        20,000        0             0
 Retirement Fund
Shepard Family Trust        20,000        20,000        0             0
Rev. James Shepard          20,000        20,000        0             0
 Trust
Leslie Simitch              20,000        20,000        0             0
Martin Spencer              10,000        10,000        0             0
Norman Steinberg            20,000        20,000        0             0
Ken Sunshine                10,000        10,000        0             0
T-Bone Films, Inc.-V         4,000         4,000        0             0
The Roland Trust            20,000        20,000        0             0
Tom Anthony                 33,000        33,000        0             0
 Woodworking-V
Jay Walkingshaw             20,000        20,000        0             0
Sally Wilcox                10,000        10,000        0             0

----------

*     Less than 1%

(1)   Assumes sale of all shares owned by the selling stockholders.
(2) Based on 5,035,405 shares of Common Stock outstanding on the date of this prospectus.
(3)   Includes options to purchase 15,000 shares.
(4)   Includes options to purchase 30,000 shares.
(5) Includes options to purchase 5,000 shares, 18,600 shares owned by Mr. Loeffler's Pension Plan and 3,800 shares owned by Mr. Loeffler's wife.

                              PLAN OF DISTRIBUTION

      The shares are being registered in order to facilitate their sale from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest thereof, as market conditions permit in one or more transactions. No underwriting arrangements have been entered into by the selling stockholders. In addition, as none of the selling stockholders have advised the Company whether or not they have any current intention of selling any of the shares, the Company is unable to predict whether or when any of the selling stockholders will determine to proceed with sales of the shares, as such determination will be made solely at the discretion of each selling stockholder. The distribution of the shares by the selling stockholders and/or their pledgees, donees, transferees or other successors in interest, may be effected in one or more transactions that may take place on the Nasdaq SCM, the BSE, the over-the-counter market, including ordinary brokers transactions, privately negotiated transactions or through sales to one or more dealers for resale of the shares as principals, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale. The selling stockholders and such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. The Company has agreed to bear all expenses of registration of the shares.

      The Company will receive no proceeds from any sales of the shares offered hereby by the selling stockholders. The Company has agreed to pay the filing fees, costs and expenses associated with the registration statement exclusive of fees of counsel to the selling stockholders, or any of them, but inclusive of fees relating to compliance with any state blue sky requirements, commissions and discounts of underwriters, dealers or agents, if any, and any stock transfer taxes.

      The Company has agreed to indemnify the selling stockholders, or their transferees or assignees against certain liabilities, including liabilities under the Securities Act.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Section 145 of the General Corporation Law of Delaware grants each corporation organized thereunder the power to indemnify its officers, directors, employees and agents on certain conditions against liabilities arising out of any action or proceeding to which any of them is a party by reason of being such officer, director, employee or agent. The Certificate of Incorporation also provides for the indemnification, to the fullest extent permitted by the General Corporation Law of Delaware, of such persons. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                LEGAL MATTERS

      The validity of the shares offered hereby is being passed upon for the Company by Davis & Gilbert LLP, 1740 Broadway, New York, New York, 10019. Walter
M. Epstein, Esq., a member of the firm, owns 10,000 shares of Common Stock and Davis & Gilbert LLP owns 88,129 shares of Common Stock.

                                    EXPERTS

      The consolidated financial statements as of June 30, 1998 and 1997 and for the years then ended incorporated by reference in this prospectus, have been incorporated herein in reliance on the report, which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, of Rothstein, Kass & Company, P.C., independent accountants given on the authority of that firm as experts in accounting and auditing.

================================================================================
Until ___________, all dealers that effect transactions in these securities may be required to deliver a prospectus.

We have not authorized any person to give any information or to make any representations other than those contained in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which they relate nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus is accurate as of the date of its cover. When we deliver this prospectus or make a sale pursuant to this prospectus, we are not implying that the information is current as of the date of the delivery of the sale.

                          ----------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Where You Can Find More Information .......................................    2
Incorporation of Certain Information by Reference .........................    2
Prospectus Summary ........................................................    4
Risk Factors ..............................................................    7
Use of Proceeds ...........................................................    9
Selling Stockholders ......................................................   10
Plan of Distribution ......................................................   12
Disclosure of Commission Position on Indemnification For Securities Act
 Liabilities ..............................................................   12
Legal Matters .............................................................   13
Experts ...................................................................   13

================================================================================


================================================================================

                                2,628,205 Shares


                                 PARADISE MUSIC
                                       &
                                 ENTERTAINMENT,
                                      INC.


                                  Common Stock


                                ----------------

                                   PROSPECTUS

                                ----------------


                                December 23, 1998

================================================================================

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

        The Company will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this registration statement and the prospectus included in this registration statement. Such expenses are set forth in the following table. All of the amounts are estimates except the Securities and Exchange Commission filing fee.

Item 14. Other Expenses of Issuance and Distribution.

            SEC registration fee .....................$1,375
            Accounting fees and expenses..............$2,500
            Legal fees and expenses..................$25,000
            Printing expenses.........................$3,000
            Miscellaneous.............................$3,125
                                                     --------
               Total.................................$35,000

-----------

Item 15. Indemnification of Directors and Officers.

      Under Section 145 of the Delaware General Corporation Law (the "DGCL"), the Registrant has broad powers to indemnify its directors, officers and other employees. This section (i) provides that the statutory indemnification and advancement of expenses provisions of the DGCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, (ii) establishes procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or by-laws, or, when authorized by either of the foregoing, set forth in a resolution of the stockholders or directors or an agreement providing for indemnification and advancement of expenses, (iii) applies a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful, and (iv) permits the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification or to the extent the expenses advanced exceed the indemnification to which the director or officer is entitled. Section 145(g) the DGCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted.

      As permitted by Section 145(e) of the DGCL, the Registrant's By-laws provide that the Registrant shall indemnify its officers and directors, as such, to the fullest extent permitted by applicable law, and that expenses reasonably incurred by any such officer or director in connection with a threatened or actual action or proceeding shall be advanced or promptly reimbursed by the Registrant in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if and to the extent that it is ultimately determined that such officer or director is not entitled to indemnification.

      Article Seventh of the Registrant's Certificate of Incorporation provides that no director of the Registrant shall be held personally liable to the Registrant or its stockholders for damage for any breach of duty in his capacity as a director unless a judgment or other final adjudication adverse to him establishes that (1) he breached his duty of loyalty to the Registrant or its stockholders, or (2) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or (3) he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (4) his acts violated Section 174 of the DGCL.

      The Registrant's By-Laws provide that the Registrant will indemnify its directors, officers and employees against judgments, fines, amounts paid in settlement and reasonable expenses.

      The Registrant intends to obtain and maintain liability insurance for the benefit of its directors and officers.

Item 16.    Exhibits.

Exhibit     Description
-------     -----------

  1         Not Applicable

  2         Not Applicable

  4 Instruments defining the rights of security holders, including indentures:

            (A) Certificate of Incorporation, as amended (Incorporated by reference to the Company's registration statement on Form SB-2 (File No: 333-13941) effective January 22, 1997).

            (B) By-Laws (Incorporated by reference to the Company's registration statement on Form SB-2 (File No: 333-13941) effective January 22, 1997).

            (C) Specimen Common Stock Certificate (Incorporated by reference to the Company's registration statement on Form SB-2 (File No:
                  333-13941) effective January 22, 1997).

            (D) Specimen Warrant Certificate (Incorporated by reference to the Company's registration statement on Form SB-2 (file No. 333-13941) effective January 22, 1997.

            (E) Form of Warrant Agreement including form of Warrant (Incorporated by reference to the Company's registration statement on Form SB-2 (file No. 333-13941) effective January 22, 1997.

            (F) Form of Warrant Agreement between the Company and Continental Stock Transfer and Trust Company (Incorporated by reference to the Company's registration statement on form SB-2 (file No.333-13941) effective January 22, 1997).

            (G) Form of Subscription Agreement between the Company and the Cassandra investors, filed herewith.

  5         Opinion of Davis & Gilbert LLP, filed herewith

  8         Not Applicable

  12        Not Applicable

  15        Not Applicable

  23.1      Consent of Rothstein, Kass & Company, P.C., filed herewith

  23.2 Consent of Davis & Gilbert LLP (included in the opinion filed as Exhibit No. 5)

  24        Reference is made to the signature page

  25        Not Applicable

  26        Not Applicable

  27        Not Applicable

  99 Investment Agreement dated December 3, 1998 by and between the Company and the Cassandra Group, Inc., filed herewith

Item 17.    Undertakings,

      (a)  The undersigned registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any additional or changed material information with respect to the plan of distribution:

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed with the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

      (2) That, for the purpose of determining any liability under the Securities Act, the undersigned will treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

      (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, pursuant to the provisions described in Item 15 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York in the State of New York on December 22, 1998.

                                       PARADISE MUSIC & ENTERTAINMENT, INC.


                                       By /s/ JOHN LOEFFLER
                                          -----------------------------------
                                          John Loeffler
                                          Chairman of the Board and President


                              POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENT, that each whose signature appears below hereby severally constitutes and appoints John Loeffler and Philip G. Nappo, III, and each of them, his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature                       Title                              Date
---------                       -----                              ----


/S/ JOHN LOEFFLER               Chairman of the Board         December 22, 1998
-------------------------       and President
John Loeffler


/s/ BRIAN DOYLE                 Chief Executive Officer       December 22, 1998
-------------------------       (Principal Executive Officer)
Brian Doyle                     and Director


                                Executive Vice President      December __, 1998
-------------------------       and Director
Jon Small


/S/ RICHARD FLYNN               Chief Operating Officer,      December 22, 1998
-------------------------       Treasurer Secretary and
Richard Flynn                   Director

/s/ PAUL THOMAS COHEN           Director                      December 22, 1998
-------------------------
Paul Thomas Cohen


/s/ THOMAS J. EDELMAN           Director                      December 22, 1998
-------------------------
Thomas J. Edelman


/s/ PHILIP G. NAPPO III         Chief Financial Officer       December 22, 1998
-------------------------       (Principal Financial and
Philip G. Nappo, III            Accounting Officer)